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                                                                     EXHIBIT 4.5



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                        PARTNERSHIP GUARANTEE AGREEMENT


                         ENRON PREFERRED FUNDING, L.P.


                         DATED AS OF NOVEMBER 21, 1996


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                        PARTNERSHIP GUARANTEE AGREEMENT


         This PARTNERSHIP GUARANTEE AGREEMENT, dated as of November 21, 1996, is executed and delivered by Enron Corp., a Delaware corporation (the "Company" or the "Guarantor"), for the benefit of the holders from time to time of the Partnership Preferred Securities (as defined below).

         WHEREAS, pursuant to an Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), dated as of the date hereof, of Enron Preferred Funding, L.P., a Delaware limited partnership (the "Issuer"), the Issuer may issue a single series of limited partner interests in the Issuer (the "Partnership Preferred Securities");

         WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of the Partnership Preferred Securities will be invested by the Issuer in the Affiliate Investment Instruments and Eligible Debt Securities (each as defined in the Partnership Agreement); and

         WHEREAS, the Guarantor, as incentive for the Holders (as defined herein) to purchase Partnership Preferred Securities, desires hereby irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Partnership Preferred Securities, which purchase the Guarantor hereby agrees shall directly or indirectly provide material benefits to the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.1  Definitions

         As used in this Partnership Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

         "Affiliate" means, with respect to any specified person, any other person that directly or indirectly controls or is controlled by, or is under common control with, such specified person.

         "Affiliate Investment Instrument" shall have the meaning set forth in the Partnership Agreement.

         "Comparable Equity Interest" shall mean the 8% Cumulative Guaranteed Monthly Income Preferred Shares of Enron Capital LLC, the 9% Cumulative Guaranteed Preferred Securities, Series A of Enron Capital Resources, L.P. and any preferred security hereafter issued by any finance subsidiary of which the Company is the parent company and the principal purpose of which is to lend the proceeds of the sale thereof to the Company or to eligible affiliates of the Company.

         "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Partnership Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid distributions that have theretofore been declared on the Partnership Preferred Securities out of funds legally available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), payable out of funds legally available therefor, with respect to any Partnership Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution,
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winding-up or termination of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid distributions on the Partnership Preferred Securities to the date of payment and (b) the amount of assets of the Issuer after satisfaction of all liabilities remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

         "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Partnership Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Partnership Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.

         "Investment Affiliate" means the Company or any corporation, partnership, limited liability company or other entity (other than the Partnership or the Trust) that is controlled by the Company and is not an investment company by reason of Section 3(a) or 3(b) of the 1940 Act.

         "Investment Event of Default" means an event of default under an Affiliate Investment Instrument.


                                   ARTICLE II
                                   GUARANTEE

SECTION 2.1 Guarantee.

         The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (without duplication of amounts theretofore paid by the Issuer), regardless of any defense, right of setoff or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 2.2  Waiver of Notice and Demand.

         The Guarantor hereby waives notice of acceptance of this Partnership Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 2.3  Obligations Not Affected.

         The obligations, covenants, agreements and duties of the Guarantor under this Partnership Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Partnership Preferred Securities to be performed or observed by the Issuer;

                 (b) the extension of time for the payment by the Issuer of all or any portion of the distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Partnership Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Partnership Preferred Securities; provided that nothing in this Partnership Guarantee Agreement shall affect or impair any valid extension;





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                 (c)   any failure, omission, delay or lack of diligence on the
         part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Partnership Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

                 (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                 (e) any invalidity of, or defect or deficiency in, the Partnership Preferred Securities;

                 (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                 (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 2.4  Rights of Holders

         The Guarantor expressly acknowledges that (i) this Partnership Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative to, among other things, enforce this Partnership Guarantee Agreement, the Special Representative may take possession of this Partnership Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Partnership Guarantee Agreement on behalf of the Holders; (iv) the Holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Partnership Guarantee Agreement including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Partnership Guarantee Agreement as above provided, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Partnership Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity. Notwithstanding the foregoing, if the Guarantor has failed to make a guarantee payment, a Holder may directly institute a proceeding against the Guarantor to enforce such payment under this Partnership Guarantee Agreement.

SECTION 2.5  Guarantee of Payment

         This Partnership Guarantee Agreement will constitute a guarantee of payment and not of collection.

SECTION 2.6  Subrogation

         The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Partnership Guarantee Agreement provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Partnership Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Partnership Guarantee Agreement. If any amount shall be





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paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 2.7  Independent Obligations

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Partnership Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Partnership Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.


                                  ARTICLE III
                   LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1  Limitation of Transactions

         So long as any Partnership Preferred Securities remain outstanding, if for any distribution period, (a) full distributions on a cumulative basis on any Partnership Preferred Securities have not been paid or declared and set apart for payment (b) an Investment Event of Default by any Investment Affiliate in respect of any Affiliate Investment Instrument has occurred and is continuing or (c) the Guarantor shall be in default with respect to its payment obligations under this Partnership Guarantee Agreement, the Trust Preferred Securities Guarantee, the Trust Common Securities Guarantee or any Investment Guarantee then, during such period (i) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock (except for dividends or distributions in shares of its common stock and exchanges of common stock of one class for common stock of another class, (ii) the Company shall not make any payment or cause any payment to be made that would result in and shall take such action as shall be necessary to prevent, the payment of dividends on, any distribution with respect to, any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any Comparable Equity Interest, and (iii) the Company shall not make any guarantee payments with respect to the foregoing.

SECTION 3.2  Ranking

         This Partnership Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued from time to time by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred security of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock. Any similar guarantee given hereafter by the Company with respect to Partnership Preferred Securities that is silent as to seniority will rank pari passu with this Partnership Guarantee Agreement.


                                   ARTICLE IV
                                  TERMINATION

SECTION 4.1  Termination

         This Partnership Guarantee Agreement shall terminate and be of no further force and effect, as to the Partnership Preferred Securities, upon full payment of the Redemption Price of all Partnership Preferred Securities, and will terminate completely upon full payment of the amounts payable in accordance with the Partnership Agreement upon liquidation of the Issuer. This Partnership Guarantee Agreement will continue to be effective or will





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be reinstated, as the case may be, if at any time any Holder must, in accordance with Delaware Revised Uniform Limited Partnership Act, restore payment of any sums paid under any Partnership Preferred Securities or this Partnership Guarantee Agreement.


                                   ARTICLE V
                                 MISCELLANEOUS

SECTION 5.1  Successors and Assigns

         All guarantees and agreements contained in this Partnership Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Partnership Preferred Securities then outstanding.

SECTION 5.2  Amendments

         Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Partnership Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in liquidation preference of all the outstanding Partnership Preferred Securities.

SECTION 5.3  Merger of Guarantor

         The Guarantor covenants that it will not merge or consolidate with any other corporation or other entity or sell or convey all or substantially all of its assets to any person (other than such a sale or conveyance to a Subsidiary or any successor thereto (such a sale or conveyance being called an "Asset Drop-Down")), unless (i) either the Guarantor shall be the continuing corporation or the successor corporation or other entity or the person which acquires by sale or conveyance substantially all the assets of the Guarantor shall expressly assume the obligations of the Guarantor hereunder, according to their tenor, and the due and punctual performance and observance of all of the covenants hereof to be performed or observed by the Guarantor, by instrument in form satisfactory to the General Partner, executed and delivered to the General Partner by such corporation or other entity, and (ii) the Guarantor or such successor corporation or other entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition. In the event of any Asset Drop-Down after the date hereof, any subsequent sale or conveyance of assets by a Subsidiary to which assets were transferred in such Asset Drop-Down will be deemed to be a sale or conveyance of assets by the Company for purposes of this provision.

SECTION 5.4  Notices

         Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed):

                 Enron Corp.
                 1400 Smith Street
                 Houston, Texas  77002
                 Attention:  Treasury Department
                 Facsimile No:  (713) 646-3422





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         Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

SECTION 5.5  Gender

         The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 5.6  Benefit

         This Partnership Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Partnership Preferred Securities.

SECTION 5.7  Governing Law

         THIS PARTNERSHIP GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.





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         THIS PARTNERSHIP GUARANTEE AGREEMENT is executed as of the day and year first above written.


                                        ENRON CORP.



                                        By:   /s/ William D. Gathmann
                                            -------------------------
                                            William D. Gathmann
                                            Vice President and Treasurer





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